News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640             Internet:  www.bry.com

Contacts:Robert F. Heinemann, President and CEO
         Ralph J. Goehring, Executive Vice President and CFO


   BERRY PETROLEUM ANNOUNCES $100 MILLION CAPITAL BUDGET FOR 2005

Bakersfield, CA - January 19, 2005 - Berry Petroleum Company (NYSE:BRY) set its 2005 capital budget at $100 million, directed toward the development of new reserves and the increase of oil and gas production. With $63 million allocated for the Rocky Mountain region and $37 million for California, the Company expects to drill 134 new wells in the Rockies and 76 new wells in California, and perform 43 workovers in the Rockies and 38 in California, according to Robert F. Heinemann, president and chief executive officer.

Mr. Heinemann added, "We will have our most robust capital program in the Company's history at the base level of $100 million, and pending development results and the performance of several recent and announced acquisitions and associated test wells, additional opportunities could raise the total 2005 budget to as high as $135 million. We are optimistic about the additional production and reserves that may be added, both in California and the Rockies, as a result of our extensive program. Strategic acquisitions of new areas and add-ons to existing acreage in 2004 significantly increased our portfolio of development prospects, which will allow us to continue our growth trend in 2005 and beyond. In addition, we expect our core California oil assets to continue to provide strong cash flow for our operations."


ROCKY MOUNTAIN REGION

  Utah
  ----

  $45 million is budgeted for 60 new drills in the Brundage Canyon Field with the primary focus on step-out drilling to test the northern and southern extensions of the field, and on in-fill drilling to 40 acre spacing in selective parts of the field. These programs have the potential to add over 300 drilling locations to the development.

  $12 million is budgeted for other Rockies exploitation prospects. These projects include the Coyote Flats acreage where the objective is natural gas in the Ferron sands and Emery coal. Berry will earn a 50% working interest in approximately 72,000 undeveloped acres upon completion of a nine well drilling program which has commenced. Three new drills in the Lake Canyon prospect, west of Brundage Canyon, will focus on testing the deep Mesaverde gas zone, and shallow light oil in the Green River formation.

  Colorado
  --------

  A minimum of 60 new wells will be drilled in the Yuma County Niobrara natural gas assets. The Company is in the process of acquiring these assets and expects to close the transaction within 30 days, at which time the Company will own an approximate 52% working interest in the assets. The focus will be on in-fill drilling to 40-acre spacing on selected acreage within these 130,000 gross acres. The expected level of capital investment in 2005 is $4 to $8 million.


CALIFORNIA

  $23 million is budgeted for 60 new drills in the Midway-Sunset Field with the focus on horizontal and vertical in-fill drilling, potential diatomite production and steam injection wells. This amount also includes scheduled cogeneration maintenance.

  $14 million is budgeted for additional California projects. In the Placerita Field the primary objectives are the drilling of 10 producing wells, initiation of steam flooding on the North end of the field, conversion of six wells to injectors, and adding steam flood equipment. In the Poso Creek Field the thermal recovery project will be expanded by the drilling of four new wells, the completion of numerous well remediations, and extension of the steam injection system.


2005 Production Target

Based on this capital budget and assuming closing of the Yuma County Niobrara acquisition, the Company anticipates that production for 2005 will average in excess of 23,000 barrels of oil equivalent per day (BOE/day), up from 20,500 BOE/day in 2004. The Company expects production to be approximately 87% oil and 13% natural gas and anticipates funding its capital program from internally generated cash flow.


Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with headquarters in Bakersfield, California.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, drilling, development and operating risks, a limited marketplace for electricity sales within California, counterparty risk, acquisition risks, competition, environmental risks, litigation uncertainties, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other government or Tribal regulations.




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